Exhibit 4.3

Hibernia Corporation

Long-Term Incentive Plan

Amended and Restated as of March 12, 1997

1.                          Purpose. The purpose of the Hibernia Corporation Long-Term Incentive Plan (herein referred to as the "Plan") is to promote and advance the interests of Hibernia Corporation (the "Company") and its shareholders by enabling the Company to attract, retain, and reward Employees, to increase the share holdings of Employees and to otherwise strengthen the mutuality of interests between Employees and the Company's shareholders.

2.                          Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below:

(a)          "Award" or "Awards" means a grant of a Stock Option, a Performance Share Award, a Performance Unit Award or a Restricted Stock Award under the Plan.

(b)          "Board of Directors" means the Board of Directors of the Company.

(c)          "Change of Control" shall have the meaning ascribed to such term in Section 13 hereof.

(d)         "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute.

(e)          "Committee" means the committee of the Board of Directors constituted in accordance with Section 3 hereof.

(f)          "Common Stock" means the Class A Common Stock (no par value) of the Company or any security of the Company identified by the Committee as having been issued in substitution, exchange or lieu thereof.

(g)         "Company" means Hibernia Corporation, a Louisiana corporation, or any successor corporation.

(h)        "Effective Date" means May 26, 1992.

(i)          "Employee" means any individual who is a full-time employee of the Company or any Subsidiary.

(j)          "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations thereunder, as amended from time to time, or any successor statute.

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(k)         "Fair Market Value" of a Share as of a specified date means the average of the high and low sale prices per share of Common Stock reported on the New York Stock Exchange Composite Tape on that date, or if no prices are so reported on that date, on the last preceding date on which such prices are so reported. If the Common Stock is not listed on the New York Stock Exchange at the time a determination of Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices per share, as determined by the Committee, of the Common Stock on the most recent date on which the Common Stock was publicly traded. In the event that shares of Common Stock are not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made by the Committee pursuant to a reasonable method adopted by the Committee in good faith for such purpose.

(l)        "Participant" means an Employee who is granted an Award under the Plan.

(m)        "Performance Goals" shall have the meaning ascribed to such term in Section 7 hereof.

(n)         "Performance Period" shall have the meaning ascribed to such term in Section 7 hereof.

(o)         "Performance Share Award" means an Award granted pursuant to the provisions of Section 7 hereof.

(p)         "Performance Unit Award" means an Award granted pursuant to the provisions of Section 8 hereof.

(q)         "Restricted Stock Award" means an Award granted pursuant to the provisions of Section 9 hereof. "Restricted Stock" means Shares granted pursuant to the provisions of Section 9 hereof.

(r)          "Restriction Period" shall have the meaning ascribed to such term in Section 9 hereof.

(s)          "Rule 16b-3" means Rule 16b-3 promulgated by the Securities and Exchange Commission pursuant to the Exchange Act, or any successor or replacement rule adopted by the Commission.

(t)          "Rules" means regulations and rules relating to implementation of the Plan adopted from time to time by the Committee.

(u)         "Share" means one share of Common Stock, adjusted in accordance with Section 12 hereof (if applicable).

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(v)         "Stock Option" means an Award granted pursuant to the provisions of Section 6 hereof.

(w)        "Subsidiary" means any corporation or entity in which the Company directly or indirectly owns 50% or more of the total voting power and which the Committee has designated as a Subsidiary for purposes of the Plan.

3.	Administration.

(a)          Committee. The Plan shall be administered by a committee appointed by the Board of Directors, which committee shall consist of at least two "nonemployee directors" who are also "outside directors." For this purpose, the term "nonemployee director" shall have the meaning ascribed to it in Rule 16b-3 promulgated under the Exchange Act (or a successor thereto). The term "outside director" shall have the meaning ascribed to it in Section 162(m) of the Code.

(b)          Powers of the Committee. The Committee shall have the authority to administer, construe and interpret the Plan; to promulgate, amend and rescind Rules; and to make all other determinations necessary or advisable for the administration of the Plan. Subject to the requirements of applicable law, the Committee may delegate to persons other than members of the Committee specific duties and responsibilities under the Plan and may prescribe such conditions and limitations on any such delegation as it may deem appropriate, except that the Committee may not delegate any such authority which would have an impact upon any Award granted to a person who is subject to Section 16 of the Exchange Act. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons participating in the Plan and any person validly claiming under or through persons participating in the Plan.

4.	Common Stock Subject to the Plan.

(a)          Shares Subject to the Plan. As of the Effective Date, the maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan, subject to adjustment as provided in Section 12 hereof, shall be two million (2,000,000) Shares. On January 1, 1993 and annually thereafter, the maximum number of Shares with respect to which Awards may be granted under the Plan shall be increased by one percent (1%) of the number of shares of Common Stock (and other securities convertible into Common Stock without payment of additional cash consideration) which are outstanding on such date. The limitations set forth in this Paragraph 4(a) shall be subject to adjustment as provided in Section 12 hereof.

(b)          Accounting for Number of Shares. For purposes of computing the aggregate number of Shares available for Awards under the Plan, there shall be counted against the foregoing limitation the number of Shares subject to issuance upon the exercise of Stock Options and the number of Shares of Common Stock which equal the value of Performance Share Awards and Restricted Stock Awards determined as of the dates on which such Awards are granted. If any Awards are forfeited, terminated or unearned, settled in cash in lieu of stock, exchanged for other

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Awards or expire unexercised, the Shares which were theretofore subject to such Awards shall again be available for Awards under the Plan to the extent of such forfeiture, termination, expiration settlement or exchange. If any Performance Unit Award is settled in Shares in lieu of cash, the Shares which were so issued shall be counted against the foregoing limitation. Any Shares which are used as full or partial payment to the Company by a Participant for the exercise of a Stock Option or Shares which are withheld pursuant to Paragraph 15(a) hereof shall again be available for Awards under the Plan.

(c)          Source of Shares. Shares which may be delivered pursuant to the Plan shall be authorized and unissued Shares, Shares held in the treasury of the Company, Shares purchased or otherwise acquired by the Company for use in the Plan or any combination thereof. No fractional Shares shall be issued under the Plan. Shares delivered pursuant to the Plan shall be subject to such restrictions on resale or transfer as the Committee deems appropriate.

5.                        Eligibility. Persons eligible for Awards under the Plan shall consist of Employees whose performance or potential contribution, in the judgment of the Committee, will benefit the future success of the Company.

6.                        Stock Options. Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable:

(a)          Grant of Award. The Committee shall determine the persons to whom and the time or times at which grants of Stock Options will be made. The terms of each Stock Option shall be set forth in a written agreement, which shall contain such provisions not inconsistent with the terms of the Plan, including, without limitation, restrictions upon the exercise of the Stock Option or restrictions on the transferability of Shares issued upon the exercise of a Stock Option, as the Committee shall deem advisable. Stock Options may be granted alone or in addition to or in tandem with other Awards under the Plan. The Committee may impose different terms and conditions on any particular Stock Option granted to a Participant and may impose different terms and conditions on Stock Options granted to different Participants.

(b)          Number of Shares. The agreement covering each Stock Option shall state the number of Shares to which it pertains and shall provide for the adjustment thereof in accordance with Section 12 hereof. No fractional Shares will be issued pursuant to the exercise of a Stock Option.

(c)          Exercise Price. Each Stock Option shall state the price per Share, determined by the Committee at which the Stock Option may be exercised and shall provide for the adjustment thereof in accordance with Section 12 hereof.

(d)          Term and Exercisabilitv. A Stock Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant and reflected in the written agreement covering such Stock Option; provided, however, that

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no Stock Option shall be exercisable during the first six months after the date of grant (except in the case of death).

(e)          Method of Exercise. A Stock Option may be exercised in such manner as is set forth in the written agreement covering such Stock Option. Such agreement may provide for the payment of the exercise price in cash or by any other method or combination of methods acceptable to the Committee at the time of exercise, including but not limited to (i) previously owned Shares, provided that such Shares have been beneficially owned by the Participant for not less than six months, (ii) the withholding and/or surrender of Shares subject to the Stock Option, (iii) delivery of an irrevocable direction to a securities broker acceptable to the Committee to sell Shares and to deliver all or a part of the proceeds thereof to the Company, (iv) delivery of an irrevocable direction to a securities broker or lender acceptable to the Committee as security for a loan and to deliver all or a part of the proceeds thereof to the Company, or (v) surrender of all or a part of a Stock Option in exchange for the payment of an amount equal to the difference between the Fair Market Value of the Shares subject to such Stock Option, or portion thereof, and the aggregate exercise price thereof, the precise method of payment to be set forth in the written agreement covering such Stock Option or otherwise permitted by the Committee and to be subject to such specific terms and conditions as such written agreement or the Committee shall provide.

7.                        Performance Share Awards. Performance Share Awards under the Plan shall be granted to a Participant subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable:

(a)          Grant of Award. Subject to the terms of the Plan, the Committee shall determine the persons to whom and the time or times at which grants of Performance Share Awards will be made. The terms of each Performance Share Award shall be set forth in a written agreement, which shall contain such provisions not inconsistent with the terms of the Plan, including, without limitation, restrictions on the transferability of Shares issued in settlement of the Performance Share Award, as the Committee shall deem advisable. Performance Share Awards may be granted alone or in addition to or in tandem with other Awards granted under the Plan. The Committee may impose different terms and conditions on any particular Performance Share Award made to a Participant and may impose different terms and conditions on Performance Share Awards made to different Participants.

(b)          Performance Goals and Performance Periods. Performance Share Awards shall provide that in order for a Participant to become irrevocably entitled to any such Award, the Company, a Subsidiary, any division or department thereof, or a combination of one or more of the foregoing must achieve certain performance goals (the "Performance Goals") over a designated period (the "Performance Period") having a duration of at least two years. The Performance Goals and Performance Period for each Performance Share Award shall be established by the Committee before, or as soon as practicable after, the commencement of a Performance Period, but subject to such subsequent revision as the Committee shall deem appropriate to reflect unforeseen and unforeseeable events or changes. The Committee shall also establish a schedule or schedules

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setting forth the portion of the Performance Share Award which will be earned or forfeited based on the degree of achievement of the Performance Goals actually achieved or exceeded for such Performance Period.

(c)          Payment of Awards. A recipient of a Performance Share Award shall be entitled to receive payment for such Award, to the extent earned, in Shares or cash equal to the Fair Market Value of the Shares on the payment date, or in any combination thereof, as the Committee shall determine. Payment in settlement of a Performance Share Award shall be made as soon as practicable following the conclusion of the respective Performance Period.

(d)          Termination of Employment. Each Performance Share Award shall set forth the extent to which the Participant shall have the right to receive payment for such Award following termination of the Participant's employment with the Company or any Subsidiary. Such provisions shall be determined by the Committee, need not be uniform among all recipients of Performance Share Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.

(e)          Rights as a Shareholder. The Committee may determine that the recipient of a Performance Share Award shall be entitled to receive, currently or on a deferred basis, cash dividend equivalents with respect to the Shares covered by the Award, and the Committee may provide that such amounts (if any) shall be deemed to have been invested in additional Shares. Other than as specifically set forth herein, a recipient of a Performance Share Award shall not be entitled to any rights as a shareholder of the Company until the Shares subject to such Award are earned and distributed pursuant to Paragraph 7(c) hereof.

8.                        Performance Unit Awards. Performance Unit Awards under the Plan shall be granted to a Participant subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable:

(a)          Grant of Award. Subject to the terms of the Plan, the Committee shall determine the persons to whom and the time or times at which grants of Performance Unit Awards will be made. The terms of each Performance Unit Award shall be set forth in a written agreement, which shall contain such provisions not inconsistent with the terms of the Plan, including, without limitation, restrictions on the transferability of Shares issued in settlement of the Performance Unit Award, as the Committee shall deem advisable. Performance Unit Awards may be granted alone or in addition to or in tandem with other Awards granted under the Plan. The Committee may impose different terms and conditions on any particular Performance Unit Award made to a Participant and may impose different terms and conditions on Performance Unit Awards made to different Participants.

(b)          Performance Goals and Performance Periods The value of each unit of a Performance Unit Award shall depend on the degree to which the Company, a Subsidiary, any division or department thereof, or a combination of one or more of the foregoing, achieve certain

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Performance Goals over a designated Performance Period having a duration of at least two years. The Performance Goals and Performance Period for each Performance Unit Award shall be established by the Committee before, or as soon as practicable after, the commencement of a Performance Period, but subject to such subsequent revision as the Committee shall deem appropriate to reflect unforeseen and unforeseeable events or changes. The Committee shall also establish a schedule or schedules setting forth the value of each Performance Unit Award which will be earned based on the degree of achievement of the Performance Goals actually achieved or exceeded for such Performance Period.

(c)          Payment of Awards. A recipient of a Performance Unit Award shall be entitled to receive payment for such Award, to the extent earned, in cash, Shares or in any combination thereof, as the Committee shall determine. Payment in settlement of a Performance Unit Award shall be made as soon as practicable following the conclusion of the respective Performance Period.

(d)          Termination of Employment. Each Performance Unit Award shall set forth the extent to which the Participant shall have the right to receive payment for such Award following termination of the Participant's employment with the Company or any Subsidiary. Such provisions shall be determined by the Committee, need not be uniform among all Performance Unit Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.

(e)          Rights as a Shareholder. The recipient of a Performance Unit Award shall not be entitled to any rights as a shareholder of the Company with respect to such Award.

9.                        Restricted Stock Awards. Restricted Stock Awards under the Plan shall be granted to a Participant subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable.

(a)          Grant of Award. Subject to the terms of the Plan, the Committee shall determine the persons to whom and the time or times at which grants of Restricted Stock Awards will be made. Restricted Stock Awards shall consist of Shares awarded to Participants that are restricted against transfer, subject to forfeiture and subject to such other terms and conditions as are determined by the Committee. The terms of each Restricted Stock Award shall be set forth in a written agreement which shall contain such provisions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable. Restricted Stock Awards may be granted alone or in addition to or in tandem with other Awards granted under the Plan. The Committee may impose different terms and conditions on any particular Restricted Stock Award made to a Participant and may impose different terms and conditions on Restricted Stock Awards made to different Participants.

(b)          Restrictions. The Committee shall specify the terms, conditions and restrictions applicable to each Restricted Stock Award including those under which (i) the Shares subject to such Award will be forfeited, and (ii) any restrictions will lapse and the Shares subject to such

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Award will be delivered to a Participant free and clear of any restrictions and limitations. The terms, conditions and restrictions of each Restricted Stock Award shall include continued employment with the Company or a Subsidiary for a specified period of time and shall provide for the forfeiture of such Award upon the termination for specified reasons prior to the specified period of time. The period of time commencing on the date of such Award and ending on the date on which either all the restrictions on the Shares of Restricted Stock included in a Restricted Stock Award lapse or the Shares of Restricted Stock included in such Award are forfeited is hereinafter referred to as the "Restriction Period". The Committee may provide for the lapse of any such term, condition or restriction in installments during or at the end of the Restriction Period and may accelerate or waive any such term, condition or restriction in whole or in part during or at the end of the Restriction Period, based on such factors or criteria as the Committee may determine. A Participant who receives a Restricted Stock Award may not sell, transfer, pledge, hypothecate, exchange, assign or encumber the Restricted Stock awarded under the Plan or assign or transfer any dividends or voting rights pertaining thereto during the Restriction Period.

(c)          Rights as a Shareholder. Except as provided in Paragraph 9(b) above and this Paragraph 9(c), a recipient of a Restricted Stock Award shall have all rights of a shareholder of the Company, including the right to vote the Shares subject to such Award and the right to receive any cash or stock dividend with respect to such Award. The Committee may provide at the time of any Restricted Stock Award that the payment by the Company of cash dividends shall or may be deferred and reinvested in such manner as the Committee shall determine, including reinvestment in additional Shares of Restricted Stock. Stock dividends paid with respect to Shares of Restricted Stock shall be Restricted Stock and subject to the same terms, conditions and restrictions as the Restricted Stock with respect to which such dividends were paid. Any additional shares of Restricted Stock which accrue to the account of a recipient of a Restricted Stock Award due to the reinvestment of cash dividends or receipt of stock dividends shall not be counted against the maximum number of Shares for which Awards may be granted under the Plan.

(d)          Stock Certificates. Each recipient of a Restricted Stock Award shall be issued a certificate representing such shares of Restricted Stock registered in the name of such Participant and bearing an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. The Committee shall require that stock certificates evidencing such shares remain in the custody of the Company until the restrictions thereon have lapsed. As a condition of grant of any Restricted Stock Award, the recipient shall deliver to the Company a stock power, endorsed in blank, relating to the Shares covered by such Award. When the Restriction Period applicable to a Restricted Stock Award expires, in whole or in part, without a prior forfeiture of the Restricted Stock subject thereto, certificates for the appropriate number of Shares shall be delivered to the Participant as soon as practicable.

10.                        Incentive Stock Options. An "Incentive Stock Option" or "ISO" is a form of Stock Option which is designated as such and which is intended to comply with the requirements imposed under Section 422 of the Code. In addition to the provisions of Section 6 hereof, an ISO shall comply with the provisions of this Section 10.

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(a)          Limitations on ISO Treatment. The aggregate Fair Market Value (determined as of the time the ISO is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company), shall not exceed $100,000. If and to the extent Fair Market Value exceeds $100,000, the Incentive Stock Option shall be treated as a nonstatutory stock option.

(b)          Exercise. Incentive Stock Options must be granted within 10 years from the date on which this amendment is adopted and unless sooner exercised, all Incentive Stock Options shall expire no later than 10 years after the date of grant.

(c)          Limitations on Grant. No Incentive Stock Option shall be granted to any Participant who at the time such option is granted would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, determined in accordance with Section 422(b)(6) of the Code.

(d)          Option Price. Notwithstanding any provision of this Plan to the contrary, the option price per share of an ISO granted hereunder shall not be less than the Fair Market Value of Common Stock as of the date of grant.

(e)          Optionee. No Incentive Stock Option shall be granted to any Participant who is not an employee (within the meaning of Section 3401 of the Code) of the Company or its Subsidiaries during the period described under Section 422(a)(2) of the Code.

11.	Amendment of the Plan and Awards.

(a)          Plan Amendments; Termination. The Board of Directors of the Company may amend or discontinue the Plan at any time, in its sole discretion; provided, however, that no such amendment or discontinuance shall materially change or impair, without the consent of each affected Participant, an Award previously granted hereunder.

(b)          Amendment of Awards. The grant of any Performance Share, Performance Unit or Restricted Stock Award under the Plan is provisional until the Participant becomes entitled to cash or Shares of Common Stock in settlement thereof. The grant of any Stock Option Award under the Plan is provisional until such Stock Option is fully exercised. Subject to the terms and conditions and within the limitations of the Plan, the Committee may amend, cancel, modify, extend or renew ("change") outstanding Awards granted under the Plan or accept the exchange of outstanding Awards (to the extent not theretofore exercised) for new Awards (at the same or a different price, if applicable) in substitution therefor. The approval of the Participant shall not be required for any such change to be made in an Award to the extent such Award is still provisional. The Committee, in its sole discretion, may change an Award made to a Participant and not other Awards made to such Participant and may change the Awards made to some Participants and not other Awards made to other Participants.

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(c)          Return of Economic Value. In the event the employment of a Participant is terminated (i) for Cause; or (ii) voluntarily and within eighteen (18) months thereafter the Participant accepts employment with any competitor of, or otherwise engages in competition with, the Company or a Subsidiary, the Committee, in its sole discretion, may require such Participant to return to the Company the economic value of any Award which is realized or obtained (measured at the date of exercise, vesting or payment as appropriate) by such Participant at any time during the period beginning on that date which is six months prior to the date of such Participant's termination of employment with the Company. For purpose of this Paragraph 11(c), "Cause" shall mean violation of the policies and procedures of the Company or job performance or conduct which is detrimental to the best interests of the Company.

12.	Recapitalization.

Awards and written agreements covering such Awards shall be subject to adjustment by the Committee, acting in its sole discretion, as to the number and price of shares of Common Stock or other consideration subject to outstanding Awards in the event of changes in the outstanding Common Stock or financial condition of the Company by reason of stock dividends, stock splits, reverse stock splits, reclassifications of stock, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, acquisitions, dispositions, spin-offs, spin-outs, split-ups, splitoffs, other distributions of assets to shareholders, or assumptions and conversions of outstanding options, grants, awards, or similar rights or obligations of other business enterprises resulting from an acquisition on the part of the Company or a Subsidiary. In the event of any such change in the outstanding Common Stock or financial condition of the Company, the aggregate number of share available under the Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

The provisions of this Section 12 shall not apply as a result of the provisions of agreements entered into as of May 27, 1992 between the Company and The Chase Manhattan Bank (National Association), for itself and as agent for the other banks party thereto, as the same may be amended from time to time.

13.                    Change of Control. In the event of a Change of Control, unless the Board of Directors expressly provides otherwise: (i) all Stock Options then outstanding shall become fully exercisable as of the date of such Change of Control, whether or not then otherwise exercisable; (ii) all Performance Share Awards shall be deemed to have been fully earned; (iii) conditions imposed on a Restricted Stock Award shall be deemed to have been fully satisfied and any restrictions imposed shall lapse; (iv) any restrictions on resale or transfer which the Committee may have imposed on shares of Common Stock under the Plan shall be null and void unless otherwise required by law; and (v) the Committee shall require a Participant's consent in order to modify or amend any Award in a manner which adversely affects the Participant. For purposes of this Plan, and this Section 13 in particular, the term "Change of Control" means (a) the acquisition of the power to direct, or cause the direction, of the management and policies of the Company by a person (not previously possessing such power) acting alone or in conjunction with others, whether through the ownership of Common Stock, by contract or otherwise, (b) the acquisition, directly or indirectly, of the power

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to vote 50% or more of the outstanding Common Stock by a person or persons, or (c) any other condition which the Board of Directors determines to be a "Change of Control." The term "person" as used herein shall have the meaning set forth in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

The provisions of this Section 13 shall not apply as a result of the provisions of agreements entered into as of May 27, 1992 between the Company and The Chase Manhattan Bank, (National Association), for itself and as agent for the other banks party thereto, as the same may be amended from time to time.

14.                    Performance Based Compensation. Award of nonqualified options or stock appreciation rights to a Covered Employee hereunder shall comply with the requirements of Section 162(m) of the Code, in addition to the terms and conditions of this Plan; provided, however, that the Committee, in its sole discretion, may determine that such compliance is not desired with respect to any such specific Award. In the event Section 162(m) of the Code (or the rules and regulations promulgated thereunder) is modified, the Committee may modify or amend the terms of this Plan or any Award granted hereunder to the extent the Committee deems necessary or appropriate to comply with such section.

(a)          Definition. For purposes of this Section 14, the term "Covered Employee" means a Participant who is one of the group of "covered employees" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder, determined as of the date on which an Award hereunder is granted, exercised, or vests, as the case may be.

(b)          Maximum Award. Notwithstanding any provision of the Plan to the contrary, in any calendar year, the maximum number of shares of Common Stock that may be granted or otherwise awarded in the form of a nonqualified option or SAR hereunder to a single Participant shall be 500,000 shares.

15.	Miscellaneous.

(a)          Withholding Taxes. To the extent required by Federal, state, local or foreign law, the recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of such payment or distribution. The Company shall not be required to make such payment or distribution until it concludes that such obligations have been satisfied.

The Committee may permit a Participant to satisfy all or part of his or her tax obligations incident to an Award (including, for this purpose, the filing of an election under §83(b) of the Code) by having the Company withhold a portion of the Shares that otherwise would be issued to him or her. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be due. The payment of taxes by surrendering Shares to the Company, if permitted by the Committee, shall be subject to such restrictions as the Committee may impose, including any restrictions required by applicable securities law or regulations.

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(b)          Non-transferabilitv of Awards. No Award under the Plan, and no right or interest therein, shall be assignable or transferable by a Participant, except by will or the laws of descent and distribution. During the lifetime of a Participant, Stock Options shall be exercisable by and payments in settlement of Performance Share Awards or Restricted Stock Awards will be payable only to the Participant or his or her legal representative.

Notwithstanding the foregoing, the Committee, in its sole discretion, may provide that any Stock Option, Restricted Stock Award, Performance Share or Unit Award hereunder may be transferred by a Participant to members of such Participant's immediate family, any trust for the benefit of such family members and/or partnerships whose partners are such family members, but such transferees may not transfer such Awards to third parties. For purposes of this Paragraph 15(b) the term "immediate family" shall have the meaning ascribed to such term in Rule 16a-1(e) promulgated under the Exchange Act.

Each transferee shall be subject to the terms and conditions applicable to the Award prior to such transfer and, prior to any transfer hereunder, each such transferee and the related Participant shall enter into a written agreement with the Committee acknowledging such terms and conditions, as well as any other restriction determined to be reasonably necessary by the Committee. To the extent the Committee determines that any transfer hereunder would result in the loss of the exemption provided under Rule 16b-3 of the Exchange Act or a similar provision, such transfer shall be deemed invalid.

(c)          Deferral Elections. The Committee may permit a participant to elect to defer his or her receipt of the payment of cash or the delivery of Shares that would otherwise be due such Participant by virtue of the exercise, the satisfaction of any requirements or goals or lapse of restrictions of an Award made under the Plan. If any such election is permitted, the Committee shall establish rules and procedures for such payment deferrals, including possible (i) payment or crediting of reasonable interest on such deferred amounts credited in cash, (ii) payment or crediting of dividend equivalents in respect of deferrals credited in units of Common Stock, and (iii) impact on the Participant's current tax liability.

(d)          Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to an Award under the Plan shall be based solely upon a contractual obligation that may be effected pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company. Notwithstanding the foregoing, the Committee is authorized to cause to be established one or more trusts to which the Committee may make payments of amounts due or to become due to Participants in the Plan.

(e)          No Right to Employment. Neither the adoption of the Plan nor the granting of any Award hereunder shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, nor shall it

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interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any employee at any time, with or without cause.

(f)           Other Company Compensation and Benefit Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's regular recurring compensation for purposes of any applicable severance benefits and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or a Subsidiary unless expressly so provided by such plan or arrangement. The Company or any Subsidiary may adopt such other compensation programs as it deems necessary to attract, retain and reward employees for their service with the Company and any such Subsidiary.

(g)          Securities Law Restrictions. No shares of Common Stock shall be issued under the Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with all applicable securities laws. Certificates for shares of Common Stock delivered under the Plan may be subject to such stop-transfer and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any other applicable securities laws. The Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to any such restrictions.

(h)          Award Agreement. Each Participant receiving an Award under the Plan shall enter into a written agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Award and such related matters as the Committee shall determine.

(i)           Costs of the Plan. The cost of each Award granted to a Participant under the Plan shall be borne by the Company and its Subsidiaries in proportion to each company's share of the Participant's base compensation. Any administrative expenses of the Plan shall be borne by the Company and its Subsidiaries in proportion to the cost of the Awards.

(j)           Severability. The provisions of the Plan shall be deemed severable and the validity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(k)          Binding Effect of Plan. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, except as otherwise provided for by the terms of any agreement relating to the matters described in Section 12 hereof, and the Company shall require any successor or assign to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no succession or assignment had taken place. The term "Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all of the assets and business of the Company whether by operation of law or otherwise.

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(l)	Governing Law. The Plan shall be governed by the laws of the State of Louisiana.

16.          Effective Date and Duration of the Plan. Although Awards may be made at any time following the Effective Date, any such Awards shall be conditioned upon obtaining shareholder approval of the Plan. The Plan shall remain in effect until terminated by the Board of Directors.

Effective as of May 27, 1992; amended March 12, 1997.

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